Exhibit 10.75

December 21, 2005

Mr. John Bonde

Re:	Separation Agreement and Release

Dear Mr. Bonde:

This letter will confirm our understanding concerning the termination of your employment with CSG Systems International, Inc. and CSG Software, Inc. (the “Companies”). This letter (hereafter referred to as this “Agreement”) outlines the benefits you will receive, and the legal rights you will waive, upon your execution of this Agreement and will constitute a binding contract between you and the Companies when executed by you. You are encouraged to consult an attorney and to review this Agreement carefully.

1.	Separation from Employment; Final Pay and Benefits Under Employment Agreement.

Effective upon the close of business December 31, 2005 you will cease performing your responsibilities for the Companies and will relinquish all titles and authorities you have with respect to the Companies and their affiliates. You will no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Companies and must return all property of the Companies within your possession, including customer lists, information, forms, formulas, plans, documents and other written and computer materials, and copies of the same, as well as any software or hardware owned by the Companies (e.g., laptop computers and cell phones and other wireless communications devices) belonging to the Companies or any of their customers.

You will receive the benefits to which you are entitled under Paragraph 10(e) of your Employment Agreement with the Companies dated December 18, 2004, as amended, which is hereby incorporated by reference (the “Employment Agreement”), subject to the terms and conditions of the Employment Agreement. The Company will withhold from amounts payable to you under the Employment Agreement, as applicable, state and federal income taxes and payroll taxes and all other deductions authorized by law or by you.

December 21, 2005

If you elect to sign this Agreement and not exercise your right of revocation as described in paragraph 10 below, then your last date of employment will be December 31, 2005. If you elect not to sign this Agreement, or if you sign this Agreement and subsequently exercise your right of revocation as described in paragraph 10 below, then your last date of employment will be December 31, 2005.

2.	Separation Benefits.

Upon your execution of this Agreement and the expiration of the seven (7) day revocation period described in paragraph 10 below without your revocation of this Agreement, you will receive, in addition to the benefits provided for in Paragraph 10(e) of the Employment Agreement, the benefits described in paragraph 3 below.

3.	Stock Options and Restricted Shares.

If you were granted Stock Options during your employment with the Company, then all vested and exercisable stock options must be exercised within ninety (90) days after your last date of employment as defined in paragraph 1 above. Subject to and contingent upon the expiration of the seven (7) day revocation period described in paragraph 10 below without your revocation of this Agreement, the following shares of restricted stock of CSG Systems International, Inc. previously granted to you automatically shall become fully vested and the restrictions and forfeiture provisions associated with such shares shall lapse:

Grant Date	Number of Shares
June 30, 2005	25,000

but all other provisions of the Restricted Stock Award Agreements pertaining to such shares shall remain in full force and effect.

4.	Governing Law.

This agreement shall be interpreted and construed in accordance with the laws of the State of Colorado.

5.	Your Release of the Company.

In consideration for the benefits provided to you under this Agreement, you hereby fully and forever release and discharge the Companies and any parent, subsidiary, affiliate or related entity of the Companies and all of their respective officers, directors, shareholders, employees, agents,

December 21, 2005

predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, causes of action, liabilities and demands of any kind whatsoever, whether presently known or unknown, asserted or unasserted, matured or not yet matured, that you now may have or in the future may have against the Releasees or any of them, which arose on or before the date that you sign this Agreement and which arise out of or are related to your employment with, or separation from employment with, the Companies; provided, however, that the foregoing release shall not apply to any rights of indemnification which you may have (i) under the Indemnification Agreement referred to in paragraph 13 below, (ii) under the certificate of incorporation or bylaws of the Companies, or (iii) under the General Corporation Law of Delaware. The claims which you are releasing include, but are not limited to, all claims of discrimination on the basis of race, color, religion, sex, age, national origin, disability, or any other improper factor; breach of contract; impairment of economic opportunity; interference with contractual or employment relations; infliction of emotional distress; fraud; misrepresentation; defamation; or invasion of privacy, and specifically include but are not limited to claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. Sec. 1981, Title VII of the Civil Rights Act of 1964, and any other federal or state constitution, statute, ordinance or regulation, or common law. Except as otherwise expressly provided in this paragraph 5 with respect to rights of indemnification, this release includes all claims for compensatory, punitive and liquidated damages, attorney fees and costs, is intended to fully and forever eliminate all employment-related claims you may have against the Releasees or any of them, and shall be broadly interpreted to achieve that goal. You understand that this is a GENERAL RELEASE.

6.	Confidential Information.

During your employment with the Companies you had access to the confidential and proprietary information and trade secrets of the Companies, as well as those of the parent, affiliated, subsidiary and related entities of the Companies (the “CSG Group”) and of third parties with whom the CSG Group does business. This includes information and data concerning research, development, strategic planning, trade secrets, customer accounts, customer lists and preferences (including preferred/best customer lists), marketing activities and procedures, pricing policies and practices, salaries, personnel and contractors of the CSG Group, accounting practices and procedures, financial data, arrangements and practices, pro formas, sales methods, personnel files, data processing and other record keeping systems, software, and other information relating to the operations of the CSG Group. As further and essential consideration for the benefits provided to you under this Agreement, you agree that you will not disclose or impart to any other person, directly or indirectly, any of such information, nor will you remove any of such information from the premises of the CSG Group; you will immediately return to the Companies any confidential information that you may have in your possession, including any copies, regardless of the form of such information or the media on which it resides; and you will not

December 21, 2005

retain any copies of such information and will not assist another in the use, disclosure or copying of such confidential information. In the event that you violate any of the terms of this paragraph, the Companies may withhold and/or recover from you all of the economic benefits paid or provided or agreed to be paid or provided to you pursuant to paragraph 3 above, without waiving their right to pursue any other legal or equitable remedies, and your entitlement to such benefits shall cease and be forfeited.

7.	Restrictive Covenants.

The restrictive covenants contained in the Employment Agreement, including but not limited to Paragraphs 11, 18, and 19 thereof, as well as the agreements granting you stock options or restricted shares of stock of CSG Systems International, Inc. shall remain in full force and effect.

8.	Validity and Severability.

Both you and the Companies agree that neither you nor the Companies will seek to defeat, or seek to have declared invalid, any provision of this Agreement. In the event that any part of the covenants referenced in paragraph 7 above shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts thereof had not been included therein. If any provision of such covenants shall be declared by a court of competent jurisdiction to exceed the maximum provisions which the court deems reasonable and enforceable, then such provisions shall be deemed to be reformed to those which such court deems reasonable and enforceable.

If a court finds that any provision of this Agreement is unenforceable, then that provision will be severed and the balance of the Agreement will be enforceable; provided, however, that if you petition or otherwise request a court to declare any of paragraphs 6, 7 or 8 of this Agreement unenforceable and such court enters an order or judgment to such effect, then this entire Agreement may, at the option of the Companies, be declared to be null and void, in which case the Companies shall have the right to recover from you the shares of stock referred to in paragraph 3 above or the proceeds thereof if you have sold any of such shares.

9.	Non-Disclosure.

You agree not to disclose the existence or contents of this Agreement or the benefits provided to you hereunder. Notwithstanding the prohibition in the preceding sentence, (a) the Companies and you may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial or other advisors, (b) the Companies may disclose this Agreement as necessary to fulfill standard or legally required corporate or public reporting or disclosure requirements, (c) the Companies may disclose this Agreement upon request from any government

December 21, 2005

entity, and (d) the Companies and you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. If the Companies make a public disclosure of this document (or the contents thereof) pursuant to an exception set forth above, then you will be released from the obligations set forth in this paragraph 9.

10.	Time to Consider and Right to Revoke.

You may, at your option, before signing this Agreement, consider it for a period of 45 days from the day it is presented to you. During that period you should review and discuss it with your attorney. After you sign this Agreement, you will have a period of seven (7) days to revoke it by notifying the Company in writing delivered to the SVP Corporate Development and General Counsel of CSG Systems, Inc. in Denver, Colorado. This Agreement will not become effective or enforceable until the seven (7) day revocation period expires, and no rights under paragraph 3 above shall arise until such period has expired without your revocation of this Agreement.

11.	References.

The Companies agree to provide neutral reference responses to inquiries about you from prospective employers. The responses will include a verification of past employment, dates of employment and job titles.

12.	No Admission.

Neither the payment of any sum of money nor any rights or benefits granted to you in this Agreement nor the execution of this Agreement by the Companies shall in any way be construed to be an admission of any wrongful or unlawful act whatsoever on the part of the Companies, and the Companies specifically disclaim any liability to you for any wrongful or unlawful act against you.

13.	Indemnification Agreement.

The Companies hereby confirm to you that the Indemnification Agreement between CSG Systems International, Inc. and CSG Systems, Inc. (as the Company) and you (as the Indemnitee) dated as of January 1, 2005, will remain in effect in accordance with its terms after the termination of your employment with the Companies on the Closing Date.

If this Agreement is acceptable to you, please sign and date the enclosed copy of this Agreement in the space indicated and return it to me.

Sincerely yours,

/s/ Joseph T. Ruble
Joseph T. Ruble SVP Corporate Development and General Counsel of CSG Systems, Inc. and General Counsel of CSG Systems International, Inc.

December 21, 2005

By signing below, I accept the foregoing Agreement in its entirety. I acknowledge that I have been encouraged to consult an attorney, have been allowed 45 days to consider this Agreement, understand every provision of this Agreement, and execute this Agreement voluntarily and without duress or coercion.

/s/ John H. Bonde	12/21/05
EMPLOYEE (John Bonde)	DATE

If an attorney reviews this Agreement on your behalf, please have the attorney sign below.

APPROVED AS TO FORM AND CONTENT

Attorney for Employee